Exhibit 10.28(b)
FIRST AMENDMENT TO THE
JANUARY 1, 2008 RESTATEMENT OF THE
HCA RESTORATION PLAN
     Amendment made this 17th day of December, 2008 by an officer of HCA and member of the Benefits Oversight Committee of HCA Inc., effective as of January 1, 2008, except where otherwise noted.
W I T N E S S E T H
     WHEREAS, HCA maintains the HCA Restoration Plan (the “Plan”) for the benefit of its employees and the employees of certain of its subsidiaries;
     WHEREAS, the Plan was restated effective January 1, 2008;
     WHEREAS, the Compensation Committee of the Board of Directors of HCA Inc. (the “Committee”) is authorized to make changes to the Plan;
     WHEREAS, during October of 2008, via resolutions, the Committee approved a restated Plan, and authorized any officer of HCA Inc. to execute a restated Plan that included certain provisions;
     WHEREAS, October 2008 resolutions of the Committee authorized any officer of HCA Inc. to execute a restated Plan document that included the certain specified provisions and permitted the officer to include in the restated Plan any other provisions not inconsistent therewith that the officer believed to be necessary or prudent;
     WHEREAS, incident to those Committee resolutions, Sabrina Ruderer, Vice-President, Employee Benefits, HCA Inc., signed a restated Plan document on October 22, 2008;
     WHEREAS, the restated Plan erroneously failed to include a desired provision that participants would be allocated benefits for a Plan year only if they: (a) were employed on the first day of the plan year; (b) performed 1,000 hours of service during the year; and (c) were employed by an HCA affiliate on the last day of the plan year;
     WHEREAS, adding the foregoing conditions to entitlement to benefits for a year would not contradict the certain specified provisions authorized by the Committee; and
     WHEREAS, the undersigned officer desires to execute this amendment to the Plan to specify that Participants will be allocated benefits for a Plan year only if they: (a) were employed on the first day of the plan year; (b) performed 1,000 hours of service during the year; and (c) were employed by an HCA affiliate on the last day of the plan year.
     NOW, THEREFORE, IT IS RESOLVED that the Plan is amended as follows, effective on the date set forth in the first paragraph above:

1.
     A new definition, of “Active Participant,” is added to the definitions in article I, to read as follows:
“Active Participant” means a Participant who: (a) is employed on the first day of the Plan Year; (b) performs 1,000 or more hours of service during the Plan Year (with hours of service defined under the HCA 401(k) Plan); and (c) is employed on the last day of the Plan Year.
2.
The first sentence of Section 2.2, relating to Eligibility, is revised to read as follows:
Except as provided in the next sentence and subject to the timing provision of Section 2.3, an Employee who is an Active Participant for the Plan Year and whose Compensation exceeds the Social Security wage Base for a Plan Year will be a Participant for that Plan Year and will be entitled to an allocation of benefits to be received in the future.
3.
     In Section 3.1, the term “Participant” is replaced with “Active Participant” each place that the word “Participant” appears. The syntax of the words of Section 3.1 is revised as necessary to accommodate this change (e.g. the word “a” is changed to “an” in the first sentence immediately below the chart).
4.
     All provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the undersigned Officer of HCA Inc. and member of the Benefits Oversight Committee of HCA Inc. has caused this First Amendment to the January 1, 2008 restatement of the Plan to be executed on the date set forth in the first paragraph above.

HCA INC.
By:	/s/ Sabrina Ruderer
Title: V.P. HR — Compensation & Benefits

Page -2-